Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 4, 2025, except for the effects of the reorganization as described in Note 1, Note 14, weighted average number of shares used in loss per share computation and Note 22 which is dated July 28, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of Techcreate Group Ltd and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2024 and December 31, 2023, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended December 31, 2024 and related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2023.

Singapore

September 19, 2025